Exhibit 22

                           Subsidiaries of 1ST BANCORP


         The following chart indicates the corporate structure, including subsidiaries of 1ST BANCORP:



                              [FLOW CHART OMITTED]

     An organizational chart shows that 1ST BANCORP directly owns 100% of three subsidiaries: (1) First Federal Bank, A FSB; (ii) First Financial Insurance Agency Inc.; and (iii) First Title Company. The chart then indicates that First Federal Bank, A FSB directly owns 100% of Financial Services of Southern Indiana Corporation.